Exhibit 10.12

Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

LICENSE, DEVELOPMENT AND ENGINEERING AGREEMENT

THIS LICENSE, DEVELOPMENT AND ENGINEERING AGREEMENT (“Agreement”) is made and entered into as of January 1, 2012 (the “Effective Date”) by and between UNIVERSAL OIL RECOVERY CORP ("UOR"), SRS INTERNATIONAL (“SRS”) and AMERICAN SANDS ENERGY CORP (“ASEC”) (hereinafter referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

A.	WHEREAS, UOR owns the exclusive trade-secret and know-how rights to make, use and sell a proprietary Solvent (the “UOR Solvent”), and has contracted with SRS to design and build a proprietary solids/liquids separation and solvent recovery facility.
B.	WHEREAS, SRS has confirmed the effectiveness of the UOR Solvent to extract bitumen from tar sands and oil sands under laboratory test and demonstration protocols, with an efficiency exceeding 99%, and are confident in their design of a scaled-up, 250-ton per hour (6,000 tons of tar sand ore per day), low-impact, low-energy, continuous-flow, rock/sand/soil-cleaning and bitumen-recovery process (the “UOR Process”) that:
a.	Uses low-temperature heat to operate more cost-effectively
b.	Consumes no local water supplies already stressed by regional drought
c.	Produces no liquid-waste or tailing ponds
d.	Requires no special modification equipment (like other prior art solvents and oil extraction processes previously offered to SRS over the years by other solvent vendors competitive to UOR).
C.	WHEREAS, SRS has designed and built a mobile, one-ton-per-hour, Oil Separation and Solvent Recovery Machine (the “SRS Machine”) that, in conjunction with the UOR Solvent, will demonstrate the feasibility and efficiency of the UOR Process, and is willing to demonstrate the UOR Process to prospective investors, customers and government regulators in the tar sands and oil sands businesses.

D.	WHEREAS, ASEC owns real estate property or mining leases in the State of Utah that contain mineable tar sands (the “Utah Property”), and is desirous of engaging UOR and SRS to provide comprehensive tar sand solids/liquid separation consulting, equipment design, Solvent formulation, testing and process demonstration services to ASEC.

E.	WHEREAS, UOR, SRS and ASEC are desirous of entering into this Agreement whereby UOR/SRS will provide the UOR Solvent and SRS Machine to demonstrate the processing of ASEC-provided Tar Sands materials from ASEC’s Utah Property, and based on a successful demonstration, to design and construct a larger facility that will process approximately 6,000 tons of tar sand ore per day, with additional capacity added based on the success of such facility.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this

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Agreement, the parties agrees as follows:

1.	PURPOSE AND DEFINITIONS

(a) Purpose of this Agreement. This Agreement is entered into for the purpose of ASEC developing tar sands oil sands and oil shale using certain technology licensed hereunder.

(b) Definitions.

“3000 BPD Facility” shall have the meaning set forth in Section 6.1(a).

“ ASEC Input Materials” has the meaning set forth in Section 2.

“Confidential Information” means information (i) disclosed in tangible form that is clearly marked or identified as confidential or proprietary at the time of disclosure or (ii) disclosed in non-tangible form, identified as confidential or proprietary at the time of disclosure, and summarized sufficiently for identification and designated as confidential in a written memorandum sent to the receiving Party within thirty (30) days after disclosure. Confidential Information includes, without limitation, the Licensed Technology including business, financial or technical data, machine-readable or interpreted information, information contained in physical components, mask works or artworks, or combinations of publicly available information that are not publicly available in such combined form. .

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, through the right or power to appoint a majority of the board of directors, by being the general (or managing) partner or controlling the general (or managing) partner, by contract or trust instrument, or otherwise, and “Controlled” has a corresponding meaning.

“Definitive Agreement” means an agreement providing for the terms and conditions of utilization of the Licensed Technology in connection with project(s) involving a third party which satisfy (or will satisfy) the Criteria set forth in Section 4.(a), whether or not such projects are formed as of the date of such Definitive Agreement.

“Designated Party” shall have the meaning set forth in Section 4 (a).

“Designated Project” shall have the meaning set forth in Section 4 (a).

“Designated Property” or “Property” shall have the meaning set forth in Section 4 (a).

“Intellectual Property Rights” means all patents and patent rights (including design patents, patents pending and technology covered by a patent application), copyrights and copyright registrations and trade secrets.

“Invention(s)” or “invention(s)” means any idea, design, concept, technique, invention, discovery or improvement, whether or not patentable.

“License Term” is defined in Section 6.

“Licensed Technology” means the methods and processes through which bitumen, kerogen or other oil products are separated or extracted from matter or substances typically referred to as tar sands, oil sands or oil shale through the use of chemicals, and it includes all aspects which are part of or ancillary to such methods and/or processes such as equipment or catalyst, as developed by or on behalf of UOR or SRS, together with any modifications, improvements, enhancements or derivatives in respect of thereto.

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Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

“Products” means any and all products, including water, sand, bitumen, kerogen, oil, and heavy metals, if any, that are extracted and recovered using the UOR Process and offered for sale.

“SRS Machine” has the meaning set forth in paragraph C of the Recitals.

“Territory” means (i) the State of Utah, and (ii) any geographic area owned, licensed or to which a third party has rights to develop oil sands, tar sands or oil shale, if such project is a Designated Project in accordance with Section 4.

“UOR Process” has the meaning set forth in paragraph B of the Recitals.

“UOR Solvent” means a proprietary solvent developed by UOR that extracts bitumen from tar sands and oil sands under laboratory tests and demonstration protocols, on a 99+% efficiency basis, and that works as a part of and in combination with the SRS Machine, the 3000 BPD Facility and with other facilities designed using the Licensed Technology.

2.	DEMONSTRATION OF srs machine and uor process and solvent

UOR will operate the SRS Machine for demonstration of the UOR Process for third party investors and customers of ASEC, beginning on March 12, 2012, who are desirous of evaluating the UOR Process on ASEC’s own or other parties’ Tar Sands or Oil Sands materials (the “ASEC Input Material”) to be processed through the SRS Machine at a demonstration rate of approximately 1-ton per hour:

2.1 ASEC OBLIGATIONS

(a) ASEC shall supply a minimum of 10-tons of the tar sand ore chosen by ASEC to be tested and processed through the SRS Machine, including copies of all laboratory tests and geological information regarding the chemical and elemental make-up of the ASEC Input Materials currently in ASEC’s possession. It is anticipated that ASEC may have UOR/SRS run up to 250 tons of tar sand ore through the SRS Machine during the 30 day test phase. ASEC will retain title to the oil, sand and water products of the separation process, of which UOR will be allowed to retain samples of adequate size for detailed testing.

(b) ASEC will supply the ASEC Input Materials to UOR at the location designated by it on a date mutually agreed .

(c) ASEC shall pay to UOR an equipment rental fee of $*, which will secure demonstration/operation of the SRS Machine and URS Process for a consecutive 30 day period beginning *. The fee shall be paid as follows:

1. $* on signing of this Agreement

2. $* on February 1, 2012

3 .. $* on acceptance of the SRS Machine as set forth in Appendix A1.9 hereof.

(d) Beginning *, ASEC will pay UOR an Operational Fee of $25,000 per month, such fee to cover UOR’s costs for UOR Solvent preparation, solvent blending, optimization, handling, testing and staff costs, for ASEC and in connection with any lab work or testing requested by * (with respect to *, only through the demonstration period set forth above)

(e) ASEC shall make available, at its cost, its engineering and other personnel, to collaborate in the design and testing of the SRS Machine and UOR Process based on the most current design of the SRS Machine being completed for testing in March, 2012.

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Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

2.2 UOR/SRS OBLIGATIONS. UOR or SRS, as the case may be, shall provide to ASEC as follows:

(a) SRS will design, build and locate the SRS Machine in accordance with the requirements set forth in Exhibit A, which is incorporated herein by reference.

(b) UOR shall conduct independent laboratory testing of ASEC’s Input Materials to generate a baseline for “before” and “after” comparisons of the water, bitumen, sand and other solids materials expected to be produced by the SRS Machine demonstration. Based on independent laboratory confirmation of the make-up of ASEC Input Materials, UOR shall improve, customize or finalize formulation of the UOR Solvent chosen by UOR for mixing with the ASEC Input Materials.

(c) UOR shall conduct a thorough testing of ASEC’s Input Materials being mixed with the UOR Solvent, so as to establish a baseline for separation of the water (if any), sand and bitumen materials under ideal lab conditions.

(d) UOR will provide to ASEC digital copies of all relevant laboratory test data for inclusion in Computer Models shared by UOR and ASEC to simulate and optimize the UOR bitumen-extraction process for scaled-up design and operation.

(e) UOR will provide ASEC access to the SRS Machine and share with ASEC personnel all designs, drawings, specifications, formulations and other engineering information with respect to the SRS Machine, UOR Solvent and UOR Process.

(f) UOR/SRS will use best efforts to commence operation and demonstration of the SRS Machine for third party investors and potential customers of ASEC on *. The start-up and operating times shall be mutually agreed between ASEC, UOR and SRS, but at ASEC’s request shall be for and up to 24 hours of continuous operation per day during the test period.

(g) UOR shall be responsible for obtaining all permits required to operate the SRS Machine.

(h) UOR/SRS shall share all test results and data from such separation of the ASEC Input Materials into its constituent water (if any), bitumen and sand materials.

(i) UOR shall allow ASEC to invite its personnel and invitees in person to see the SRS Machine operate as it extracts oil or bitumen from the ASEC Input Materials provided by ASEC, and shall allow ASEC, and its designees on a case-by-case basis (upon becoming a Designated Party or Property and signing appropriate confidentiality agreements), to:

i.	take videos of the SRS Machine for promotional purposes

ii.	receive copies of any and all test results and operational data from use of the SRS Machine to confirm the cost-efficiency of the Machine and recovery of the UOR Solvent.

iii.	take sufficient samples of cleaned sand recovered from the ASEC Input Materials by the UOR Process and SRS Machine for independent testing by ASEC or its designees.
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Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

iv.	take sufficient samples of Bitumen recovered from the ASEC Input Materials by the UOR Process and SRS Machine for independent testing by ASEC or its designees.

v.	take sufficient samples of Solvent post cleaned sand and post Bitumen recovery to analyze for contaminants and degradation versus the pure solvent by the UOR Process and SRS Machine for independent testing by ASEC or its designees.

(j)	The operation of the SRS Machine will not knowingly be in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances.

(k) Upon execution of this Agreement, UOR will make available to the COO/Chief Technology Officer of ASEC (currently Robin Gereluk), the Licensed Technology, the results and details of any and all computer simulations and design calculations performed by SRS/UOR on the Licensed Technology, and the design, engineering and other specifications and drawings of the SRS Machine, subject to Mr. Gereluk agreeing to be bound by the confidentiality provisions of this Agreement. * Notwithstanding the foregoing, ASEC is agreed that all sub-licenses or agreements of any kind with a Designated Party or any third party will stipulate that neither party will have any right to know or have disclosed to it the chemical formulation and components of the UOR Solvent, and that such information is a trade secret, confidential and proprietary to UOR.

3.	TECHNOLOGY LICENSE
(a)	License Grant. In consideration of the payments made under paragraphs 2.1(c) and 2.1(d) and subject to the terms and conditions herein, UOR and SRS, as the case may be, hereby grants to ASEC, and ASEC accepts, (i) an exclusive, nontransferable license to use the Licensed Technology during the License Term in the Territory, to produce, treat and otherwise develop bitumen, kerogen and other oil products from oil sands, tar sands and oil shale, and (ii) to act as UOR’s “Authorized Agent” in representing the UOR Technology and business opportunities to prospective investors and tar sands, oil sands and oil shale property owners and lessees.

(b)	Limitations on Use.
i.	The Licensed Technology shall be used by ASEC only within the scope of the License Grant in Section 3(a).
ii.	The Licensed Technology may only be separately or independently licensed or sublicensed by ASEC to a third party in accordance with Section 4.
(c)	No Other Rights. No other rights are granted hereunder, by implication, estoppel, statute or otherwise, except as expressly provided herein.
(d)	No Offer for Sale. ASEC hereby acknowledges and agrees that at no time has the Licensed Technology been offered for sale to ASEC.
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4.	DESIGNATED PROJECT

(a) Each project which satisfies the following criteria is a “Designated Project”, and becomes part of the Territory hereunder:

(i) the project must satisfy either of the following:

(A) With respect to the development of a property by ASEC or in which ASEC will participate (“Designated Property”), ASEC must designate to UOR the property or properties to be developed (“Property”), together with the other parties involved, if any, such designation to include;

(1) The name of the party, in the case of a Property being developed with a third party;

(2) The location of the property/project, with a description of the foregoing to include location, type of hydrocarbon extracted, and general scope of the project; or

(B) With respect to the licensing or sub-licensing of the Licensed Technology, UOR Process and/or UOR Solvent to a third party (“Designated Party”), ASEC shall designate to UOR:

(1) The name of the party.

(2) The proposed location of the property/project, with a description of the foregoing to include location, type of hydrocarbon extracted, and general scope of the project.

(ii) UOR does not have a pre-existing relationship with the Designated Party. If UOR has a pre-existing relationship with a Designated Party, it will notify ASEC within three (3) business days from receipt of the designation notice of such relationship.; and

(iii) ASEC and the Designated Party enter into a Definitive Agreement with respect to the Designated Project within 120 days from the date of the designation notice received by UOR, unless extended by mutual agreement.

(collectively subparagraphs (a)(i)-(iii) above are herein referred to as the “Criteria”)

(iv) The foregoing Criteria must be satisfied as of the date of the notice.

(b) From and after the Determination Date in respect of a Designated Project, ASEC shall not lose any rights, or be required to transfer, convey or otherwise divest itself of any right or interest, in respect of such Designated Project solely by virtue of the fact that the Criteria may cease to be satisfied in respect of such Designated Project in question, after the notice date; provided that at the time the Definitive Agreements are signed with respect to such Designated Project, ASEC and/or the Designated Party have the financial ability/strength to develop such Project. Upon request, ASEC shall provide to UOR its financing plans or financial statements for a Designated Property, or the financial statements of a Designated Party, which shall show reasonable likelihood, in each respective case, of the Designated Project to be financed.

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Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(c) In connection with any Designated Project under this Section 4, ASEC shall pay license and royalty fees to UOR with respect to such Designated Project as follows:

(i) In connection with a Designated Project where ASEC licenses/sub-licenses the Licensed Technology to a Designated Party and receives license and royalty fees, * percent (*%) of the amounts so received by ASEC, to include the following;

(A) *

(B) *

(C) *

(ii) The Designated Project Royalty shall be a minimum of $* per year.

(iii) ASEC will use its best efforts to negotiate with each Designated Party for the highest possible Royalty payments

(vi) ASEC acknowledges that as a condition of becoming a Designated Project or entering into a sub-Licensing arrangement with a Designated Party, such Designated Project or Party must purchase the UOR Solvent from UOR at UOR’s delivered cost, *. However, if UOR is not able to procure said solvents, it will make available to ASEC the solvent names and it will work to source said material from non-North American sources.

(vi) In connection with a Designated Property where ASEC is jointly developing the project, whether as an equity partner, shareholder, joint venturer or co-owner, ASEC or the operator of such Designated Project, ASEC shall pay*.

(e) Calculations and payments of Designated Project Royalties shall be made as of the end of each calendar quarter, and shall be payable, on the 15th day of each January, April, July, and October in each year, commencing on the quarterly date following the first full or partial quarter in which Products have been sold. If the calculation of any Royalty from the sale of Products for any calendar quarter results in a negative number, no production royalty shall be payable with respect to that calendar quarter. Payments shall be made to UOR at the address or addresses set forth on the signature page hereof, or as otherwise directed by UOR in writing. ASEC shall, on a quarterly basis and in conjunction with each quarterly royalty payment, transmit to UOR an accurate statement of the amount of Products sold during the quarter for which Royalties are paid, and the amount of transportation and taxes. The customer receipts shall be prima facie evidence of the amounts so sold during each quarter. UOR may inspect and review the customer receipts upon request at reasonable times.

(f) The price received for the Products sold in an "arm’s length transaction" shall be presumed to be "Market Value" unless rebutted by a preponderance of the evidence. For purpose of this paragraph, "arm's length transaction" means a transaction that has been arrived at in the market place between independent, non-affiliated persons with opposing economic interests regarding that transaction. In addition to the Royalty described above,

(g) Within ninety days of the end of each fiscal year of ASEC, ASEC shall reconcile the amounts paid in Royalty with amounts shown as due in accordance with its audited financial statements. Any over payment shall be deducted from the next Royalty Payment due; any under payment will be paid with the next Royalty payment due.

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5.	DURATION

The License Term will begin on January 1, 2012 and shall continue for a period of twenty years and so long thereafter as production of products using the Licensed Technology is commercially and economically feasible, unless sooner terminated under Section 8.

6.	ENGINEERING AND DEVELOPMENT OF SCALED UP SYSTEM

6.1 Engineering. Upon successful demonstration of the SRS Machine and UOR Process as set forth above, and acceptance of such demonstration by ASEC, the Parties shall enter into a Project Development Agreement with the following general terms;

(a) UOR and SRS shall provide such engineering support to ASEC as reasonably necessary to assist ASEC in its efforts to implement the Licensed Technology for the design, engineering, construction and operation of a facility to fulfill the License Grant and as reasonably necessary to assist ASEC in its efforts to achieve its objectives of commercially viable volume separation and/or extraction of such hydrocarbons, to the extent possible. It is anticipated that initial scale up shall be to a plant that will process up to 6,000 tons per day of tar sand ore (“3,000 BPD Facility”), similar to the ASEC Input Materials. UOR and SRS will provide technical support for the Licensed Technology in the development and implementation of such facility.

(b) In order to facilitate the design, engineering and implementation of the 3,000 BPD Facility, UOR, SRS and ASEC shall form an engineering committee (the "Engineering Committee") to coordinate the activities of the parties under this Agreement. The Engineering Committee will be comprised of two members, one of whom shall representative UOR and SRS and one of whom shall represent of ASEC. Each Party shall use reasonable efforts to assure that its representatives so authorized to act on its behalf are present for all meetings of the Engineering Committee.

(c) The Engineering Committee shall be responsible for the design, engineering, construction, cost, budget schedules and development of the 3,000 BPD Facility (“Facility Plan”);

(d) The Facility Plan will be submitted for review and approval by ASEC;

(e) UOR and SRS will use commercially reasonable efforts to modify the Licensed Technology, at the request of ASEC, to fulfill the License Grant.

(f) Upon successful completion and operation of the 3,000 BPD Facility, the parties agree to work together, as provided above with respect to the 3,000 BPD Facility, to design and construct a facility capable of processing up to 100,000 tons per day of tar sand ore (50,000 BPD Facility), or such other amount as may be reasonably agreed to by the parties.

(g) In connection with a Designated Project as set forth above, UOR and SRS agree to perform such services, as set forth above, in connection with such Project, with such additions or changes as may be mutually agreed to at the time of designation or at the time a definitive agreement is entered into with respect to such project.

6.2 Special Services. UOR and SRS shall prepare specific technical information or data for ASEC, as reasonably requested by ASEC, including analysis of the separation characteristics of the sand from the bitumen in tar sands and the kerogen from the shale in oil shale.

6.3 Time and Materials . It is agreed that in respect of any work or services performed by UOR and SRS for or on behalf of ASEC pursuant to Section 6.1 and as agreed between such parties as set forth in Section 6.1 (a), (collectively “Services”), UOR and/or SRS, as the case may be, shall be entitled to be paid, by ASEC, the following amounts:

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Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(a) Management and Overhead Fee: A fee of $* per month shall be paid for each Designated Project to cover management consulting and overheads until such time as UOR receives Designated License Fees or Royalty Payments pursuant to Section 4 above; provided however, that the $* fee set forth in 2.1 (d) above with respect to * will be deemed to satisfy the payments required under this paragraph. Payment of such fees will commence at the time the Criteria are satisfied and the Designation notice is received by UOR.

(b) In respect of labor; For each individual who performs any of the Services, an amount equal to the number of hours spent by that individual multiplied by the hourly labor rate applicable to such individual as set forth on a rate-sheet delivered by UOR and/or SRS to ASEC, plus 20%, prior to agreement of the parties as to UOR and/or SRS’s performance of the Services in question, specifying the hourly labor rates for each individual who is contemplated to assist in performing such Services.

(c) In respect of all tools, equipment, parts, accessories and other materials and subcontract labor purchased specifically in order to perform or carry-out any of the Services (herein referred to as “Materials”); An amount equal to the cost of the Materials plus an additional 20% of such cost.

(d) In respect of out-of-pocket costs; ASEC shall pay UOR and SRS, in respect of all third-party costs and expenses reasonably incurred thereby and necessary in connection with the performance of the Services (hereinafter “Expenses”), an amount equal to the cost paid by UOR and/or SRS in respect of such Expenses

(e) UOR and SRS shall endeavor to keep the facilities and other equipment purchased under this Agreement and the hydrocarbons under Lease free from liens and encumbrances that might arise by reason of the activities or operations conducted under this Agreement. If a lien is placed on the Leases, facilities, other equipment, or any hydrocarbons by a third-party under contract with UOR and SRS, then UOR and SRS shall make reasonable efforts, at its cost, to remove the lien. However, if a lien is made by a third-party under a contract with ASEC to which UOR or SRS is not a party, then ASEC shall make reasonable efforts, at its cost, to remove the lien and to remove UOR and SRS as a Party in or to any such action.

6.5 Records. UOR and SRS shall keep accurate books, accounts, and records of all costs, expenses, activities and operations under this Agreement in compliance with GAAP. Unless otherwise provided in this Agreement, all records shall be available to ASEC at all reasonable times during normal office hours. UOR and SRS shall use good-faith efforts to ensure the settlements, billings, and reports rendered under this Agreement are complete and accurate.

7.	OWNERSHIP

7.1 Ownership of the Licensed Technology. To the best of their knowledge, UOR and SRS have all necessary rights to perform their obligations hereunder, including but not limited to Intellectual Property Rights in and to the Licensed Technology, and in trade-secrets, know-how, ideas, techniques, procedures and concepts embodied therein. To the best of UOR’s and SRS’s knowledge, the Licensed Technology does not infringe or otherwise impair or conflict with (collectively, "Infringe") the intellectual property rights of any third party or any confidentiality obligation owed to a third party. To the best of UOR’s and SRS’s knowledge, there is no litigation or order pending or outstanding or, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of the Licensed Technology and there is no valid basis for the same.

7.2 Ownership of Modifications. All improvements and modifications to the Licensed Technology shall remain the sole and absolute property of UOR and SRS. ASEC does not obtain any rights, title or interests, including but not limited to intellectual property rights, in the Licensed Technology, other than the license conferred herein. Any equipment or other ideas not comprising the Licensed Technology shall be the property of ASEC.

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8.	TERMINATION

8.1 Termination. A Party may terminate the rights and licenses granted to the other Party under this Agreement upon sixty (60) days written notice of termination to the other Party given at any time upon or after:

(a) the filing by the other Party of a petition in bankruptcy or insolvency not dismissed within ninety (90) days of the filing;

(b) any adjudication that the other Party is bankrupt or insolvent;

(c) the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency;

(d) the appointment of a receiver for all or substantially all of the property of the other Party;

(e) the making by the other Party of any assignment for the benefit of creditors;

(f) the institution of any proceedings for the liquidation or winding up of the other Party’s business or for the termination of its corporate charter not dismissed within ninety (90) days of the institution of the proceedings; or

(g) by UOR, if ASEC shall not have used commercially reasonable efforts to permit and develop tar and oil sand projects in the Territory, and does not commence such efforts within thirty (30) days of receiving written notice

(h) by ASEC, if UOR or SRS is in breach of any of their obligations hereunder, or are unable to perform their obligations hereunder; provided that this Agreement may be terminated with respect to the Engineering Services to be delivered by SRS separately, and the License of the Licensed Technology by UOR shall continue.

(i) by ASEC, if in its sole discretion deems the demonstration set forth in Section 2 unsuccessful.

8.2 Returning Confidential Information. All materials containing Confidential Information of the other Party shall be returned to that Party within thirty (30) days after termination of this Agreement.

8.3 Survival. The provisions of Sections 8, 9, 10 and 11 shall survive any termination of this Agreement.

9.	CONFIDENTIAL INFORMATION

9.1 Restrictions. Each Party shall hold in confidence, and shall use solely for purposes of or as provided in this Agreement, any Confidential Information received by it from the other or derived from Confidential Information received from the other, and shall protect the confidentiality of such with the same degree of care that it exercises with respect to its own information of like import, but in no event less than reasonable care. For the purpose of this Agreement, Confidential Information shall include business, financial or technical data, machine-readable or interpreted information, information contained in physical components, mask works or artworks, or combinations of publicly available information that are not publicly available in such combined form. ..

9.2 Exceptions. The obligations of Section 8.1 shall not apply to any portion of the Confidential information which:

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(a) is now or which hereafter through no act or failure to act on the part of the receiving Party becomes generally known.

(b) is hereafter furnished to the receiving Party by a third party without obligation to keep such information confidential;

(c) is independently developed by the receiving Party without the use of the Confidential Information;

(d) is required to be disclosed pursuant to a legal, judicial or administrative procedure or otherwise required by law; providing the disclosing Party gives the other Party notice of the proposed disclosure with sufficient time to seek relief;

(e) is already in the possession of, or known to, the receiving Party prior to its receipt; or

(f) is approved for release or use without restriction by written authorization of an officer of the disclosing Party.

Subject to the requirements of Sections 9.1 hereof, a receiving Party may disclose appropriate portions of Confidential Information, with written permission from the other Party, to its employees and consultants who have a need to know the specific information in question, auditors, lenders and regulators having a legitimate need or right to know, and which have agreed to be bound by the obligations of confidentiality herein, or by separate agreement with equal or greater restrictions, in which event the receiving Party will make a reasonable effort to minimize the amount of information disclosed and to cause such persons to maintain the confidentiality of the information disclosed.

9.3 Injunction. Confidential Information has been and will continue to be of central importance to the business of a disclosing Party, and its disclosure to or use by others will cause immediate and irreparable injury to the disclosing Party, which may not be adequately compensated by damages and for which there is no adequate remedy at law. In the event of any actual or threatened misappropriation or disclosure of Confidential Information, the receiving Party agrees that the disclosing Party will be entitled to an injunction prohibiting such misappropriation or disclosure, and to specific enforcement of the receiving Party’s obligations hereunder. The foregoing rights to an injunction and specific performance will be cumulative and in addition to every other remedy now or hereafter available to disclosing Party in law or equity or by statute.

10.	INTELLECTUAL PROPERTY RIGHTS INDEMNITY

(a) UOR and SRS will defend ASEC from any third party action brought against ASEC to the extent based on a claim that the Licensed Technology, or any part thereof, infringe, misappropriate or otherwise violate any Intellectual Property Right which is the subject of a governmental grant, license or registration or is similarly recognized or perfected under applicable law (but not pending, unregistered, “common law” or otherwise inchoate rights) provided the claimant has given ASEC a reasonable period to time, not less than 180 days, in which to address or cure any purported infringement or violation, and will pay any costs, damages and reasonable attorneys’ fees attributable to such claim that are ultimately awarded against ASEC. ASEC will (i) promptly notify UOR and SRS in writing of the claim, (ii) grant UOR and SRS control of the defense and settlement of the claim, provided that ASEC has reasonably approved defense counsel and any settlement and (iii) provide UOR and SRS with all reasonable assistance, information and authority required for the defense and settlement of the claim.

(b) ASEC will defend UOR and SRS from any third party action brought against ASEC to the extent based on a claim for trespass, or with respect to any claim regarding mineral rights, property rights or other claims relating to the development of the properties, other than claims for which ASEC is indemnified pursuant to section 10 (a).

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Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

(c) Section 10 (a) does not apply to a claim due to misapplication of the Licensed Technology by ASEC, by a Designated Party or by any party introduced by ASEC to the Licensed Technology, or to the extent attributable to use of the Licensed Technology, or part thereof, in combination with third party technology, where use of the Licensed Technology, or part thereof, alone is not infringing.

11.	REPRESENTATIONS AND WARRANTIES

11.1 Representations and warranties of UOR and SRS. UOR and SRS each represents and warrants that:

(a) Each is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.

(b) Each has full power and authority and has taken all requisite action on its part necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the authorization of the performance of all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of each of UOR and SRS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

(c) The execution, delivery and performance of this Agreement does not require the consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official

(d) The execution, delivery and performance hereof will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) its Certificate of Incorporation or Bylaws, both as in effect on the date hereof or (ii)(a) any statute, rule, regulation, order or judgment of any governmental agency or body or any court, domestic or foreign, having jurisdiction over UOR or SRS or any of their respective assets or properties, or (b) any agreement or instrument to which either is a party or by which either is bound or to which any of their respective assets or properties is subject.

(e) With respect to the UOR Solvent:

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11.2 Representation and Warranties of ASEC. ASEC represents and warrants that:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.

(b) It has full power and authority and has taken all requisite action on its part necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the authorization of the performance of all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of ASEC, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally.

(c) The execution, delivery and performance of this Agreement does not require the consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official.

(d) The execution, delivery and performance hereof will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) its Certificate of Incorporation or Bylaws, both as in effect on the date hereof or (ii)(a) any statute, rule, regulation, order or judgment of any governmental agency or body or any court, domestic or foreign, having jurisdiction over ASEC or any of their respective assets or properties, or (b) any agreement or instrument to which either is a party or by which either is bound or to which any of their respective assets or properties is subject.

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12.	GENERAL

12.1 Choice of Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Utah, United States of America (except that body of law controlling conflict of laws) and specifically excluding from application to this Agreement that law known as the United Nations Conventions on the International Sale of Goods.

12.2 Counterparts. This agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which constitute but one and the same instrument.

12.3 Entire Agreement. This Agreement, including all Attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter, but expressly excluding agreements pertaining to the nondisclosure or confidentiality of information. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor or against either Party. Unless otherwise provided herein, this Agreement may not be modified, amended, rescinded, or waived, in whole or in part, except by a written instrument signed by the duly authorized representatives of both parties.

12.4 Headings. The headings and captions in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.5 Independent Contractor. UOR and SRS are each an independent contractor to ASEC. This Agreement will not be deemed to create a partnership, joint venture or franchise, and neither Party is the other’s agent, partner, employee or representative, nor does a Party have any authority to bind the other Party to any obligation by contract or otherwise.

12.6 Notices. All notices required hereunder must be in writing and delivered either in person or by a means evidenced by a delivery receipt, to the addresses which follow or as otherwise notified in writing, and will be effective upon receipt:

To UOR: Universal Oil Recovery LLC

26027 S. Nottingham Dr.

Sun Lakes, AZ 85248

Attn: Glenn McGinnis

To SRS: SRS International

_______________

_______________

Attn: George Hawranik

To ASEC: American Sands Energy Corp.

4760 S. Highland Dr., #341

Salt Lake City, UT 84117

Attn: William Gibbs, President

12.7 No Rights in Third parties. This Agreement is made for the benefit of the Parties and not for the benefit of any third parties unless otherwise agreed to by the Parties in writing.

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12.8 Relationship of the parties. No employees, consultants, contractors, or agents of one Party are agents, employees, franchisees, or joint ventures of the other Party, nor do they have any authority to bind the other Party by contract or otherwise to any obligation. No Party will represent to the contrary, either expressly, implicitly, or otherwise.

12.9 Severability. In the event that any part of this Agreement is found to be unenforceable, the remainder shall continue in effect, to the extent consistent with the intent of the Parties as of the Effective Date.

12.10 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that any Party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder or otherwise.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Universal Oil Recovery LLC	AMERICAN SANDS ENERGY CORP.

BY: /s/ Glenn McGinnis___________	BY: /s/ William C. Gibbs_________________
NAME: Glenn McGinnis	NAME: William C. Gibbs

TITLE: President TITLE: President

SRS INTERNATIONAL

By: /s/ George Hawranik

NAME: George Hawranik

TITLE:

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Material marked with an asterisk has been omitted from this page pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

APPENDIX A

ENGINEERING CRITERIA

A1.1 General Specifications of UOR System and SRS Machine to test ASEC’s Tar Sand Deposits.

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A1.2 Processes Comprising the System.

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A1.3 Main Components of System.

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A1.4 Controls for System.

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A1.5 Documentation in Connection with System.

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A1.6 Additional Covenants by SRS. SRS hereby agrees:

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A1.7 Commissioning of the System.

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A1.8 Demonstration and Certification

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A1.9 Acceptance of System.

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A1.11 SRS Guarantee.

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A1.12 Non-Disclosure of Proprietary Information.

a)	Unless legally required (i.e. Securities Laws and Regulations) or specific written permission is given by UOR, neither SRS nor ASEC nor any of their respective shareholders, directors, officers, employees, agents, representatives, affiliates, and/or consultants shall disclose to any third party, person, or entity any information about this Agreement, about UOR, about ASEC or about the status, costs, technical design, specifications, purchaser of the SRS Machine or schedule of work being done on and for demonstration of the SRS Machine, System or Technology.

b)	This Section does not apply to disclosures made to scientists, engineers, and/or other technical personnel (“Technical Service Providers”) hired by SRS or UOR or ASEC with full knowledge of UOR in connection with the pursuit of improvements to the System, so long as all such Technical Service Providers are required to execute appropriately worded “work-for-hire” non-disclosure and confidentiality agreements that grant all intellectual property rights to UOR for any and all inventions or improvements developed by any consultants or employees paid directly or indirectly by UOR for development of its products.